Exhibit 2

Oi S.A. – In Judicial Reorganization

Corporate Taxpayer Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade – NIRE 3330029520-8

Publicly-held Company

Esteemed Shareholders,

Oi S.A. – In Judicial Reorganization (“Company”), pursuant to CVM Instruction No. 481/09, as amended, discloses to the shareholders and the market in general the summary voting statement for the remote voting bulletin for the exercise of voting rights at the Annual General Shareholders’ Meeting (Assembleia Geral Ordinária – AGO) to be held on April 30, 2018.

The Company clarifies that the exercise of this voting right via the completion and delivery of a remote voting bulletin does not impede the attendance at the AGO and the exercise of an in-person vote, in which case the AGO Board will disregard the remote voting instruction, pursuant to Article 21-W, paragraph 5, item I, of CVM Instruction No. 481.

The Company emphasizes that it will carry out verification of the shareholding position as is customarily conducted for its General Shareholders’ Meetings to confirm the shareholding positions of the shareholders that choose to exercise their vote by completing and delivering a remote voting bulletin, considering, for the computation of these votes, the most recent position of each shareholder available to the Company (or, in its absence, the shareholding position as informed by the depositary agent of the Company’s shares, pursuant to Article 21-T, item II, section "a” of CVM Instruction No. 481).

The Company also warns that the information contained in the summary voting statement published in accordance with the provisions of Article 21-W, third paragraph, of CVM Instruction No. 481, may not represent the results of the votes with respect to the matters that will be submitted for deliberation at an AGM, according to the Call Notice published on March 29, 2018, considering that such summary voting statement comprises only the votes cast by remote voting.

Rio de Janeiro, April 26, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Summary Voting Statement (Bookkeeping Agent)

General Shareholders’ Meeting – April 30, 2018 at 11 a.m.

Company	OI S.A. – In Judicial Reorganization
Process Number	929
Meeting Date	April 30, 2018	Meeting Time	11:00 a.m.
On-line Voting Start Date	March 31, 2018	On-line Voting End Date	April 24, 2018	* "Total number of shares per deliberation" includes all types of shares.

Deliberation Code	Type of Deliberation	Status of the Deliberation	Voting Position	Sheet Code	Sheet Name	Sheet Location	Sheet Vote	Candidate Code	Candidate Name	Candidate’s Location	Candidate’s Vote	Voting Percentage	Total number of shares per deliberation (consolidating all types of shares - including ADRs)	Total number of Common Shares per deliberation	Total number of Preferred Shares per deliberation	other types of shares (Units / PNA, PNB, etc) shareholders must disclose all of the other types of shares and quantities that they own in the other columns.
1	Simple Deliberations	Active	Approve										48,858,693	37,955,519	10,903,174
1	Simple Deliberations	Active	Reject										5,032,704	3,820,620	1,212,084
2	Simple Deliberations	Active	Approve										48,155,343	37,252,169	10,903,174
2	Simple Deliberations	Active	Reject										5,736,054	4,523,970	1,212,084
5	Audit committee election by single sheet	Active	Abstain										400	400	-
5	Audit committee election by single sheet	Active	Approve										53,890,997	41,775,739	12,115,258
6	Audit committee election by single sheet	Active	No										894,049	707,349	186,700
6	Audit committee election by single sheet	Active	Yes										52,997,348	41,068,790	11,928,558